Exhibit 99.1
NEWS RELEASE

Date: August 25th, 2006	CorVel Corporation 2010 Main Street Suite 600 Irvine, CA 92614
FOR IMMEDIATE RELEASE	Contact: Heather Burnham Phone: 949-851-1473 http://www.corvel.com

CorVel Corporation Adopts 10b5-1 Stock Repurchasing Plan
CorVel Corporation (NASDAQ: CRVL) announced today that effective August 23, 2006, it has adopted a pre-arranged stock trading plan to repurchase shares of its common stock during the next three months through a brokerage agreement.
The stock trading plan was adopted in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and consistent with CorVel Corporation’s policies regarding stock transactions. Rule 10b5-1 allows public companies to adopt written, pre-arranged stock trading plans when they do not have material, non-public information. The Company may purchase up to 200,000 shares of its common stock over a period of approximately three months.
About CorVel
CorVel Corporation (http://www.corvel.com/) is a national provider of leading-edge services and solutions in the field of managed healthcare. CorVel specializes in applying information technology and e-commerce applications to improve healthcare management in the workers’ compensation, group health, auto and disability management insurance markets. The Company provides networks of preferred providers, case management, utilization management, independent medical evaluations and medical bill review to customers nationwide. Leveraging its commitment to flexibility and personal service, CorVel delivers custom solutions for employers, insurers, third party administrators and government entities.
This press release contains forward-looking statements that are subject to risks and uncertainties, including the risk that the historical financial performance of the Company may not be indicative of future financial performance and the risk that the recent performance of the Company’s Common Stock may not be indicative of its future performance, as well as other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended March 31, 2006, and the Company’s most recent form 10-Q.